VISTA CREDIT STRATEGIC LENDING CORP.

ARTICLES SUPPLEMENTARY

Vista Credit Strategic Lending Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 50,000,000 authorized but unissued shares of Class I Common Stock, $0.01 par value per share, of the Corporation (the “Class I Common Stock”) as shares of Class S Common Stock, $0.01 par value per share, of the Corporation (the “Class S Common Stock”) and 50,000,000 authorized but unissued shares of Class I Common Stock as shares of Class D Common Stock, $0.01 par value per share, of the Corporation (the “Class D Common Stock”), in each case with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class I Common Stock, Class S Common Stock and Class D Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 400,000,000, 50,000,000 and 50,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

(1) Designations and Numbers. The Corporation has authority to issue 50,000,000 shares of Class S Common Stock, $0.01 par value per share (the “Class S Common Stock”), and 50,000,000 shares of Class D Common Stock, $0.01 par value per share (the “Class D Common Stock”).

(2) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)
Brokerage Commissions. The term “Brokerage Commissions” shall mean any and all up-front fees and commissions payable to underwriters, intermediary managers or other broker dealers in connection with the sale of shares of stock of the Corporation, including, without limitation, up-front fees or commissions payable.

(b)
Class D Conversion Rate. The term “Class D Conversion Rate” shall mean a fraction, the numerator of which is the Net Asset Value per share of Class D Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

(c)
Class S Conversion Rate. The term “Class S Conversion Rate” shall mean a fraction, the numerator of which is the Net Asset Value per share of Class S

Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

(d)
Commission. The term “Commission” shall mean the United States Securities and Exchange Commission.

(e)
Exchange Act. The term “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(f)
Gross Proceeds. The term “Gross Proceeds” shall mean the aggregate purchase price of all shares of stock sold for the account of the Corporation through an offering of such stock, without deduction for Brokerage Commissions.

(g)
Net Asset Value per share of Class D Common Stock. The term “Net Asset Value per share of Class D Common Stock” shall mean the net asset value of the Corporation allocable to the Class D Common Stock, determined as described in the relevant offering memorandum or prospectus related to an offering of Class D Common Stock (or, if the Corporation is not then engaged in an offering of Class D Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s most recent Annual Report on Form 10-K filed with the Commission or, if the Corporation is not then required to file periodic reports with the Commission pursuant to the Exchange Act, as set forth in the Corporation’s books and records), divided by the number of outstanding shares of Class D Common Stock.

(h)
Net Asset Value per share of Class I Common Stock. The term “Net Asset Value per share of Class I Common Stock” shall mean the net asset value of the Corporation allocable to the Class I Common Stock, determined as described in the relevant offering memorandum or prospectus related to an offering of Class I Common Stock (or, if the Corporation is not then engaged in an offering of Class I Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s most recent Annual Report on Form 10-K filed with the Commission or, if the Corporation is not then required to file periodic reports with the Commission pursuant to the Exchange Act, as set forth in the Corporation’s books and records), divided by the number of outstanding shares of Class I Common Stock.
(i)
Net Asset Value per share of Class S Common Stock. The term “Net Asset Value per share Class S Common Stock” shall mean the net asset value of the Corporation allocable to the Class S Common Stock, determined as described in the relevant offering memorandum or prospectus related to an offering of Class S Common Stock (or, if the Corporation is not then engaged in an offering of Class S Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s most recent Annual Report on Form 10-K filed with the Commission or, if the Corporation is not then required to file periodic reports with the Commission pursuant to the Exchange Act, as set forth in the Corporation’s books and records), divided by the number of outstanding shares of Class S Common Stock.

(j)
Reinvestment Proceeds. The term “Reinvestment Proceeds” shall mean, with respect to any shares of Common Stock issued pursuant to a reinvestment plan, the net asset value of the Corporation allocable to the Common Stock of such class, determined as described in the relevant offering memorandum or prospectus relating to an offering of such Common Stock, divided by the number of outstanding shares of Common Stock of such class, at the time of issuance.

(k)
Stockholder Servicing and/or Distribution Fee. The term “Stockholder Servicing and/or Distribution Fee” shall mean the stockholder servicing and/or distribution fee payable to participating broker dealers with respect to any class of Common Stock for which such fee is payable, as described in the relevant offering memorandum or prospectus relating to an offering of such Common Stock.

(l)
Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including Stockholder Servicing and/or Distribution Fees and Brokerage Commissions.

(3) Treatment as Class I Common Stock. Except as set forth in Sections 4, 5, 6 and 7 below, each of the Class S Common Stock and Class D Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class I Common Stock and all provisions of the Charter applicable to the Class I Common Stock, including, without limitation, the provisions of Article VI, shall apply to the Class S Common Stock and Class D Common Stock.

(4) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any distribution of the assets of the Corporation, the holder of each share of Class S Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment equal to the Net Asset Value per share of Class S Common Stock and the holder of each share of Class D Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment equal to the Net Asset Value per share of Class D Common Stock.

(5) Distributions. The per share amount of any distribution on any of the Class S Common Stock or Class D Common Stock in relation to the per share amount of any distribution on any other class of stock of the Corporation shall be determined as described in the relevant offering memorandum or prospectus related to an offering of Class S Common Stock or Class D Common Stock, as the case may be (or, if the Corporation is not then engaged in an offering of Class S Common Stock or Class D Common Stock, as the case may be, and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s most recent Annual Report on Form 10-K filed with the Commission or, if the Corporation is not then required to file periodic reports with the Commission pursuant to the Exchange Act, as set forth in the Corporation’s books and records).

(6) Voting Rights. Except as otherwise provided in the Charter, the holders of the Class S Common Stock and Class D Common Stock shall vote together with the holders of Class I Common Stock as a single class on all actions to be taken by the stockholders; provided, however, that the holders of Class S Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class S Common Stock set forth herein) that would alter only the contract rights of the Class S Common Stock and no holders of any other class or series of stock of the Corporation shall be entitled to vote thereon and the holders of Class D Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class D Common Stock set forth herein) that would alter only the contract rights of the Class D Common Stock and no holders of any other class or series of stock of the Corporation shall be entitled to vote thereon. The holders of Class S Common Stock and Class D Common Stock shall have no right to vote on any amendment to the Charter (including the terms of the Class I Common Stock) that would alter only the contract rights of the Class I Common Stock.

(7) Conversion of Class S Common Stock and Class D Common Stock. Each share of Class D Common Stock and Class S Common Stock held in a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock at the Class D Conversion Rate or Class S Conversion Rate, respectively, on the earliest of (a) a listing of shares of Class I Common Stock, (b) a merger or consolidation of the Corporation with or into another entity that has shares of stock or other equity securities listed on a national securities exchange or the sale or other disposition of all or substantially all of the Corporation’s assets to an entity that has shares of stock or other equity securities listed on a national securities exchange, (c) the end of the month in which the Corporation in conjunction with the Corporation’s transfer agent determines that total Brokerage Commissions and Stockholder Servicing and/or Distribution Fees paid with respect to the Common Stock held by such Stockholder within such account would exceed, in the aggregate, ten percent of the sum of the Gross Proceeds from the sale of such Common Stock and the aggregate Reinvestment Proceeds of any Common Stock issued under a reinvestment plan upon the reinvestment of distributions (as such term is defined in Section 2-301 of the MGCL) paid with respect to such Common Stock or with respect to any Common Stock issued under a reinvestment plan directly or indirectly attributable to such Common Stock (or a lower limit as set forth in the applicable agreement with the applicable selling agent at the time such shares of Common Stock were issued), and (d) after termination of the primary portion of the offering and sale of Common Stock in which such Class D Common Stock and Class S Common Stock were sold, the end of the month in which the Corporation determines that Total Corporation-Level Underwriting Compensation paid with respect to such offering and sale is equal to ten percent of the Gross Proceeds of the primary portion of such offering and sale.

SECOND: The Class S Common Stock and Class D Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel, Chief Compliance Officer and Secretary on this 26th day of June, 2025.

ATTEST: Vista Credit Strategic Lending Corp.

/s/ Ken Burke By: /s/ Greg Galligan (SEAL)

Name: Ken Burke Name: Greg Galligan

Title: General Counsel, Chief Compliance Title: Chief Executive Officer and President

Officer and Secretary